Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State/Country of Incorporation/Organization

Skechers By Mail, Inc.	Delaware
Skechers U.S.A., Inc. II	Delaware
Skechers U.S.A. Ltd.	England
Skechers U.S.A. France SAS	France
Skechers U.S.A. Deutschland GmbH	Germany
Skechers S.a.r.l	Switzerland
Skechers Collection LLC	California
Skechers Sport LLC	California
Duncan Investments, LLC	California
Yale Investments, LLC	Delaware
Skechers International	Switzerland
Skechers International II	Switzerland
Skechers USA Iberia, S.L	Spain
Skechers EDC SPRL	Belgium
Skechers USA Benelux, B.V	Netherlands
Skechers USA Canada, Inc.	Canada
Skechers USA Italia S.r.l	Italy
310 Global Brands, Inc.	Delaware